Exhibit (k)(4)

EXECUTION VERSION

PLEDGE AGREEMENT

PLEDGE AGREEMENT (as may be amended, supplemented, or otherwise modified from time to time, this “Agreement”) dated as of September 28, 2010 made by OFS CAPITAL, LLC, a Delaware limited liability company (the “Pledgor”), OFS CAPITAL WM, LLC (the “Borrower”) and OFS FUNDING, LLC ( “OFS Funding” and, together with the Borrower, the “OFS Companies”) in favor of WELLS FARGO DELAWARE TRUST COMPANY, N.A., as Trustee (in such capacity, the “Trustee”), for the benefit of the Secured Parties (as defined in the Loan Agreement referred to below).

R E C I T A L S :

WHEREAS, the Borrower has entered into the Loan and Security Agreement, dated as of the date hereof (as amended, supplemented, or otherwise modified from time to time, the “Loan Agreement”) between the Borrower, MCF Capital Management LLC, each of the lenders from time to time party thereto, Wells Fargo Securities, LLC, as Administrative Agent and the Trustee. Terms used herein as defined terms and not otherwise defined herein shall have the meanings given thereto in the Loan Agreement;

WHEREAS, each of the OFS Companies is a wholly-owned subsidiary of the Pledgor; and

WHEREAS, the obligations of the Lenders to make Advances are conditioned on, among other things, the execution and delivery by the Pledgor of an agreement in the form hereof.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Grant of Security Interests; Certain Definitions. As security for the payment in full when due of all of the Obligations, the Pledgor hereby pledges, assigns, transfers and grants to the Trustee and its successors and assigns, for the benefit of the Secured Parties, a continuing lien on and security interest in the property and property rights listed on Schedule 1 hereto until such time, if any, as such property and property rights are released from such lien and security interest pursuant to Section 19 hereof (hereinafter called the “Pledged Collateral”). For purposes of this Agreement, the term “Pledged Documents” shall have the meanings given thereto in Schedule 1. The Pledged Collateral relating to OFS Funding is referred to herein as the “OFS Funding Pledged Collateral”. The Pledged Collateral relating to the Borrower is referred to herein as the “Borrower Pledged Collateral”.

2. Assurances; Pledged Documents.

(a) At any time and from time to time, upon demand of the Trustee, at the Pledgor’s sole expense, the Pledgor will give, execute, file and record, or cause the same to be done by other parties, any and all notices, financing statements, financing statement amendments, continuation statements, instruments, documents or agreements that the Trustee may reasonably consider necessary or desirable to create, confirm, preserve, maintain, continue, perfect or validate, or establish the priority of, the security interest granted hereunder as a security interest having at least the perfection and priority described in Sections 3(a) and (e) or to enable the Trustee to exercise or enforce its rights hereunder with respect to such lien and security interest.

(b) The Pledgor has heretofore and/or contemporaneously herewith furnished the Trustee with true and correct copies of the Pledged Documents (including originals of any certificates or other instruments evidencing or representing any of the Pledged Collateral (each in transferable form, duly endorsed if required or accompanied by executed undated instruments of transfer)). Without in any way impairing any applicable restrictions on the rights of any persons to in any way amend or modify any of the Pledged Documents, the Pledgor agrees promptly to furnish the Trustee with a copy of any amendment to or other modification of any of the Pledged Documents.

3. Representations; Warranties; Covenants. Each of the Pledgor and each OFS Company hereby represents, warrants and covenants, solely with respect to itself, to and with the Trustee that:

(a) Except in each case for the security interest granted to the Trustee hereunder, and for other Liens permitted under the Loan Agreement, and, to the extent the same are released pursuant to the Payoff Letter substantially contemporaneously with the date hereof, except with respect to the liens on the OFS Funding Pledged Collateral granted pursuant to the BOA Facility, the Pledgor (i) is and will at all times continue to be the direct owner, beneficially and of record, of the Pledged Collateral hereunder, (ii) holds in the manner aforesaid the Pledged Collateral hereunder free and clear of all Liens, and has not authorized and will not authorize (except in favor of the Trustee or with respect to any other Lien permitted under the Loan Agreement) the filing of any financing statement or other similar notice, covering the Pledged Collateral or any part thereof, and (iii) will not make or suffer any assignment or pledge, or create or suffer the creation of any Lien on the Pledged Collateral or any part thereof. The Pledgor is the owner of 100% of the membership interests in each OFS Company. The Pledgor and the respective Independent Managers thereof are the only Persons having management rights in respect of each OFS Company under the Pledged Documents and under applicable law. So long as this Agreement remains in effect, the Pledgor shall have no right to transfer or assign its interest in the Pledged Collateral to any Person other than the Trustee or its transferee.

(b) Neither OFS Company shall permit or suffer (x) the interests in such OFS Company to be represented by any certificates or otherwise become “certificated securities” within the meaning of the UCC or (y) any Person other than the Trustee to have “control” within the meaning of Article 8 of the UCC in respect of securities constituting Pledged Collateral.

(c) The Pledgor (i) has, and at all times will have, good right and legal authority to grant a security interest in the Pledged Collateral in the manner hereby contemplated and (ii) will defend its and the Trustee’s title and interest thereto or therein, against any and all Liens, however arising, of all persons whomsoever except with respect to Liens permitted under the Loan Agreement. The Pledgor is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The Pledgor is duly qualified to do business and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing, individually or in the aggregate, would have a Material Adverse Effect. The Pledgor has all company powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as presently proposed to be conducted.

(d) No consent or approval of any Governmental Authority is required for the validity of the grant of the security interest effected hereby, nor does the entering into or performance hereunder by the Pledgor violate any provision of any material law, rule, regulation, order, writ, decree or injunction of any Governmental Authority to which the Pledgor or its assets, or any OFS Company or its assets is subject, or constitute a material default under the terms of any material indenture, agreement, instrument or document to which the Pledgor or any OFS Company is a party.

(e) The execution and delivery of this Agreement by the Pledgor is effective to vest in the Trustee the rights in the Pledged Collateral as set forth herein. Without limiting the foregoing, upon execution and delivery hereof, the Trustee shall have a valid and enforceable continuing security interest in the Pledged Collateral and, upon filing of appropriate UCC financing statements with the office(s) specified in Schedule 2 hereto, such security interest shall be perfected and prior to all other Liens on the Pledged Collateral except for Liens permitted under the Loan Agreement that are prior or pari passu by operation of law and, to the extent the same are released pursuant to the Payoff Letter substantially contemporaneously with the date hereof, except for the liens on the OFS Funding Pledged Collateral granted pursuant to the BOA Facility. This Agreement, when executed and delivered by the Pledgor and each OFS Company will constitute the legal, valid and binding obligation of the Pledgor and each OFS Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the rights of creditors generally and principles of equity (whether considered in a proceeding in equity or at law).

(f) The Pledgor is not in default in the performance, observance or fulfillment of any of the material obligations applicable to it contained in the Pledged Documents. There are no (i) calls or other required contributions (of cash or other property) or loans or letters of credit or guaranties or other financial accommodations for or in respect of which the Pledgor is obligated, that have not been fully paid, made, or provided in respect of the Pledgor’s interest in each OFS Company, or (ii) except as provided in the Transaction Documents, any arrangements involving the OFS Companies that would delay, take preference or priority over, or diminish the percentage (from that in effect on the date hereof) or amount of, distributions (nonliquidating, liquidating or otherwise) payable by any OFS Company to the Pledgor. Except as provided in the Transaction Documents, the Pledgor hereby agrees not to postpone or subordinate to any other claim or indebtedness any rights of the Pledgor to be repaid in respect of any obligation or liability of any OFS Company to the Pledgor.

(g) All necessary action on the part of the Pledgor and each OFS Company to authorize the execution, delivery and performance of this Agreement, and the creation and grant of the security interest hereunder in the Pledged Collateral, has been duly and properly taken and all conditions to the effectiveness of such security interest have been met. Without limiting the foregoing, such security interest is permitted under the relevant Pledged Documents and/or has been duly agreed to by all requisite action by each OFS Company, free of all rights of first offer, rights of first refusal, buy/sell arrangements or other rights of such OFS Company, or any other restrictions.

(i) There are no actions, suits or proceedings pending or, to the knowledge of the Pledgor or any OFS Company, threatened against or affecting the Pledgor or the OFS Companies before or by any Governmental Authority, which involve or affect this Agreement, the Loan Agreement or any other Transaction Document, or which could reasonably be expected to result in a Material Adverse Effect.

(j) Each OFS Company is, and at all times has been, a limited liability company organized under the laws of the State of Delaware; the Pledgor is, and at all times in the past twelve (12) months has been, a limited liability company organized under the laws of the State of Delaware; the name and principal place of business of each of the above is, and at all times has been, the name and principal place of business set forth on Schedule 3 hereto.

(k) Each person executing and delivering this Agreement in a representative capacity is duly authorized to act in such capacity on behalf of the party represented.

(l) The Pledgor’s membership interest in each OFS Company consists entirely of “general intangibles” (as defined in Section 9-102(a) of the Uniform Commercial Code in effect in any applicable jurisdiction (the “UCC”)) and, unless notice to the contrary is provided to the Trustee, none of the Pledged Collateral (i) is dealt in or traded on securities exchanges or in securities markets, (ii) is by its terms expressly subject to Article 8 of the UCC, (iii) constitutes an investment company security (within the meaning of Section 8-103(c) of the UCC) or (iv) other than the Collateral Account created pursuant to the Account Control Agreement, is credited to a securities account (within the meaning of Section 8-501(a) of the UCC).

4. Distributions; Voting Rights; Obligations.

(a) So long as no Event of Default has occurred and is continuing, the Pledgor shall be entitled to receive any payments and distributions from the OFS Companies on account of the Pledged Collateral (with respect to the Borrower, to the extent permitted pursuant to the Loan Agreement). Following the occurrence and during the continuation of an Event of Default, or automatically, without notice, in the case of the occurrence of and during the continuance of any Event of Default under Section 9.1(d) of the Loan Agreement, in each such case until the earlier to occur of (i) the cure or waiver of such Event of Default in accordance with the Loan Agreement or (ii) the Collection Date, all rights of the Pledgor to receive payments and distributions under the preceding sentence from the OFS Companies shall cease, and all such rights shall thereupon become vested in the Trustee, which shall have the sole and exclusive right and authority to receive, retain and apply such payments and distributions, it being further agreed that if any such distribution is in the form of property other than cash, the Trustee may sell such property or any part thereof in accordance with Section 6 hereof and apply the proceeds of sale in accordance with Section 7 hereof. Subject to the provisions of the Loan Agreement, the Trustee shall have the sole and exclusive right to receive and retain any payment or distribution received by the Pledgor or paid or made after the Pledgor’s rights to receive the same shall have ceased under the preceding sentence, all of which shall be applied by the Trustee in accordance with Section 7 hereof. Any amounts paid or distributed to the Pledgor notwithstanding the preceding sentences of this paragraph shall forthwith be delivered to the Trustee in the form received (except for the appropriate endorsement of any checks and except for any other appropriate instruments of transfer), and all such amounts distributed to the Pledgor shall be received and held apart separately in trust for the benefit of the Trustee pending such delivery. The Pledgor hereby authorizes the Trustee, at any time after the occurrence and during the continuation of an Event of Default, to give notice to the Borrower and OFS Funding, as applicable, that all payments and distributions in respect of the membership interest of the Pledgor respectively therein, or otherwise in respect of the Pledged Collateral, are to be made directly to the Trustee pursuant to and in accordance with this Agreement.

(b) So long as no Event of Default has occurred and is continuing, the Pledgor shall be entitled to exercise any and all voting, consent and other membership rights, if any, pertaining to the Pledged Collateral or any part thereof subject to the applicable provisions of the Loan Agreement; provided that the Pledgor shall not vote or exercise any right or prerogative as a member of the OFS Companies in a manner materially detrimental to the security interest of the Trustee hereunder. Following the occurrence and during the continuation of an Event of Default, upon written notice from the Trustee to the Pledgor, or automatically, without notice, in the case of any Event of Default under Section 9.1(d) of the Loan Agreement, in each such case until the earlier to occur of (i) the cure or waiver of such Event of Default in accordance with the Loan Agreement or (ii) the Collection Date, all rights of the Pledgor to exercise the foregoing voting, consent or other membership rights, if any, pertaining to the Pledged Collateral that it would otherwise be entitled to exercise pursuant to the preceding sentence shall cease, and all such voting, consent and other membership rights shall thereupon, at the written election of the Trustee, be subject in each instance to the prior approval of the Trustee. provided, however, that notwithstanding anything in this Agreement, the Borrower shall and hereby does retain the right, independent of the Trustee, to exercise the Borrower’s rights pursuant to Sections 9.2(c) and 12.4 of the Loan Agreement.

(c) The Pledge of the Pledged Collateral to the Trustee shall not in any way be deemed to obligate the Trustee to assume any of the Pledgor’s obligations, duties, expenses or liabilities in respect of the Pledged Collateral (collectively, “Pledged Collateral Obligations”) unless the Trustee otherwise expressly agrees to assume any or all of said Pledged Collateral Obligations in writing. The Pledgor agrees that it shall perform all its obligations as a member of the OFS Companies (except to the extent that performance thereof would contravene the terms or provisions of any Transaction Document). In the event of a foreclosure or other sale or disposition by the Trustee, the Pledgor shall remain bound and obligated to perform the Pledged Collateral Obligations which have accrued prior to the foreclosure or other sale or disposition, and the Trustee shall not be deemed to have assumed any of such Pledged Collateral Obligations except as provided in the first sentence of this clause (c).

5. Additional Covenants. The Pledgor hereby covenants and agrees:

(a) that it will not, without the prior written consent of the Administrative Agent (which may be given or withheld in its sole discretion) vote for or agree to any material amendment or modification to the Pledged Documents;

(b) that the Pledgor will give the Trustee as soon as possible and in any event within ten (10) Business Days after the effective date thereof, notice of any change of principal place of business, chief executive office, place where books and records covering the Pledged Collateral are kept, name, identity, taxpayer identification number or change of jurisdiction or structure in respect of itself or the OFS Companies, including, without limitation, notice of any merger or consolidation to which the Pledgor is a party, or of any other event that, in each case, might result in an impairment of the effectiveness of any UCC filing in respect of the Pledged Collateral; and

(c) at all times, the Pledgor’s membership interest in the OFS Companies shall consist entirely of “general intangibles” (as defined in Section 9-102(a) of the UCC and, unless notice to the contrary is provided to the Trustee, none of the Pledged Collateral shall be (i) dealt in or traded on securities exchanges or in securities markets, (ii) by its terms expressly subject to Article 8 of the UCC, (iii) an investment company security (within the meaning of Section 8-103(c) of the UCC) or (iv) credited to a securities account (within the meaning of Section 8-501(a) of the UCC) other than the Collateral Account.

6. Event of Default. (a) Upon the occurrence and during the continuation of an Event of Default, the Trustee may, subject to the rights of the Borrower and the Class B Lenders set forth in Sections 9.3(c), 12.3 and 12.4 of the Loan Agreement, sell the Pledged Collateral, or any part thereof, in accordance with applicable laws at a public or private sale for cash, or upon credit or for future delivery, as the Trustee shall deem appropriate; provided that, so long as the Pledgor is in compliance with the terms of this Agreement and the Amended LLC Agreement, the Trustee shall not consummate the sale of any Pledged Collateral until after the Termination Date is declared or occurs automatically pursuant to Section 9.2(a) of the Loan Agreement and the expiration of the time permitted the Borrower and the Class B Lenders to exercise their respective rights pursuant to Sections 12.3 and 12.4 of the Loan Agreement. The Trustee shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers, and upon consummation of any such sale the Trustee shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof such of the Pledged Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any OFS Company or the Pledgor or any other member of any OFS Company, and the Pledgor hereby waives (to the fullest extent permitted by law) all rights of redemption, stay and appraisal which the Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Trustee shall deal with Pledged Collateral in its possession in the same manner as it deals with similar property for its own account.

(b) The Trustee shall give the Pledgor at least ten (10) days’ prior written notice (or such lesser notice, if any, as may be permitted or required by applicable law) of the Trustee’s intention to make any sale of any of the Pledged Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Trustee may fix and state in the notice of such sale. At any such sale, the Pledged Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Trustee may (in its sole and absolute discretion) determine. The Trustee shall not be obligated to make any sale of the Pledged Collateral or any part thereof if it shall determine not to do so, regardless of the fact that notice of sale of such of the Pledged Collateral shall have been given. The Trustee may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Pledged Collateral is made on credit or for future delivery, the Pledged Collateral or any part thereof so sold may be retained by the Trustee until the sale price is paid by the purchaser or purchasers thereof, but the Trustee shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Pledged Collateral or any part thereof so sold and, in case of any such failure, such Pledged Collateral or any part thereof may be sold again upon like notice, and in no event shall any portion of the proceeds of any such sale be credited against payment of the costs, expenses and obligations set forth in Section 7 hereof until cash payment for the Pledged Collateral or any part thereof so sold has been received by the Trustee. At any public or private sale of any of the Pledged Collateral, the Trustee may bid for or purchase, free (to the fullest extent permitted by law) from any equity or right of redemption, stay or appraisal on the part of the Pledgor with respect to the Pledged Collateral (all said rights being also hereby waived and released to the fullest extent permitted by law), all of the Pledged Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to the Trustee in respect of any of the Obligations as a credit against the purchase price, and the Trustee may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to the Pledgor therefor. For purposes hereof, a written agreement to purchase the Pledged Collateral or any portion thereof shall be treated as a sale thereof; the Trustee shall be free to carry out such sale pursuant to such agreement, and the Pledgor shall not be entitled to the return of the Pledged Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Trustee shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full but shall be entitled to the return of the net proceeds of any such sale upon the cure or other remedy of such Event of Default if such cure or other remedy occurs prior to the application of such net proceeds in accordance with Section 7. As an alternative to exercising the power of sale herein conferred upon it, the Trustee may proceed by a suit or suits at law or in equity to foreclose upon and to sell the Pledged Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 6 shall be deemed to conform to the standards of commercial reasonableness as provided in the UCC or other applicable law.

7. Application. Notwithstanding Section 2.7, 2.8 and 2.9 of the Loan Agreement, the proceeds of any sale of any of the Pledged Collateral pursuant to Section 6 hereof, any amounts received by the Trustee under Section 4(a), any other amounts received by the Trustee in respect of the Pledged Collateral, as well as any Pledged Collateral consisting of cash, shall be applied by the Trustee as follows:

FIRST, to the payment of all reasonable costs and expenses incurred by the Trustee or any other Secured Party in connection with such sale or otherwise in connection with this Agreement or any of the Obligations, (including, but not limited to, all court costs and the reasonable fees and expenses of its experts, agents and legal counsel including the reasonably allocated costs of internal counsel), the repayment of all advances made by the Trustee or any other Secured Party on behalf of the Pledgor or to protect the

Pledged Collateral and/or the rights of the Trustee therein, and any other costs or expenses incurred in connection with the reasonable exercise of any right or remedy hereunder;

SECOND, to the payment in full of the Obligations;

THIRD, to the Pledgor, its successors or assigns, subject to any provision of law, or as a court of competent jurisdiction may otherwise direct.

The Trustee shall have absolute discretion as to the time of application of any such proceeds or other amounts. Upon any sale of the Pledged Collateral by the Trustee (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt by the Trustee or by the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Pledged Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Trustee or such officer or be answerable in any way for the misapplication thereof.

8. Acknowledgment; Waiver and Consent; Amendment; Registration; Additional Parties.

(a) The Pledgor hereby gives notice to each OFS Company, and each OFS Company acknowledges, that pursuant to this Agreement, the Pledgor is granting to the Trustee, for the benefit of the Secured Parties, as collateral security for the payment and performance of the Obligations, a security interest in, and has pledged to the Trustee, for the benefit of the Secured Parties, the Pledged Collateral.

(b) Each OFS Company hereby waives, in favor of the Trustee, the Lenders, and the Pledgor, the application of any provisions of the Pledged Documents restricting the assignment or other transfer of any interest in such OFS Company or in the Pledged Collateral or any similar or other restriction under the Pledged Documents or (to the fullest extent that the same may be waived) under applicable law, in respect of, and hereby irrevocably consents in all respects to (i) the transfers by the Pledgor to the Trustee for the benefit of the Secured Parties constituted by the grants of the security interests in the Pledged Collateral under this Agreement and the pledges of the interests of the Pledgor in such OFS Company, and any action taken by the Pledgor or the Trustee to effect or perfect such security interests and pledges; (ii) any change in the composition of the Lenders or other Secured Parties under the Loan Agreement by assignment, participation or otherwise in accordance with the Loan Agreement; (iii) any assignment by the Trustee to any successor(s) in such capacity in accordance with the Loan Agreement; and (iv) any transfer of any Pledged Collateral to any Secured Party or Affiliate thereof effected to enable such Secured Party or Affiliate to hold, protect, preserve, or realize upon the Pledged Collateral upon the occurrence and during the continuance of an Event of Default or as a transferee upon any foreclosure or other sale or disposition of any of the Pledged Collateral in accordance with this Agreement. Each OFS Company further consents in all respects, in favor of the Secured Parties and the Pledgor to (i) any subsequent sale, assignment, or other transfer by the Trustee, or any other Secured Party or Affiliate thereof, of all or any of the Pledged Collateral acquired by such Secured Party or Affiliate thereof pursuant to any foreclosure or other sale or disposition of any of the Pledged Collateral in accordance with this Agreement and applicable law, and (ii) the admission to such OFS Company as a member of such OFS Company in accordance with Section 11(b)(ii) hereof, of any Person or Persons becoming the owner of the Pledged Collateral after the Termination Date is declared or occurs automatically pursuant to Section 9.2(a) of the Loan Agreement and the expiration of the time permitted the Borrower and the Class B Lenders to exercise their respective rights pursuant to Sections 12.3 and 12.4 of the Loan Agreement, such consent to be deemed given by such OFS Company for all purposes of the Pledged Documents.

(c) Each OFS Company and the Administrative Agent agrees that this Agreement shall automatically (without any further act by any Person) constitute an amendment to the Pledged Documents for the benefit of the Secured Parties and the Pledgor, which Pledged Documents shall hereby be amended to the extent that any term or provision thereof (including, without limitation, any provision of the Pledged Documents that purports to restrict or impose conditions upon the transfer of any interests in the OFS Companies or the time of effectiveness thereof) would otherwise in any way be inconsistent with any term or provision of, or right or remedy of the Trustee or the other Secured Parties under this Agreement. Each OFS Company further agrees to execute confirmatory instruments of amendment to reflect the same if so requested from time to time by the Trustee (and to file the same if any inconsistency between this Agreement and any Pledged Document relates to a filed instrument), as promptly as possible. The amendments of the Pledged Documents effected hereby shall constitute properly approved amendments and are deemed upon execution and delivery hereof to be properly attached to and made a part of the Pledged Documents and kept as part of the official records of each OFS Company.

(d) This Agreement constitutes (i) part of the books and records of each OFS Company, and (ii) the instruction of the Pledgor to each OFS Company to effect the registration on the books and records of such OFS Company of the pledges and security interests under this Agreement. Each OFS Company agrees to so register such pledges and security interests.

9. Certain Distributions. It is agreed that the OFS Companies shall be entitled to, until written notice referred to in Section 4(a) hereof from the Trustee, remit to the Pledgor all distributions and other payments permitted to be made by the Borrower to the Pledgor in accordance with the Loan Agreement and all distributions and other payments made by OFS Funding to the Pledgor, and give effect to all voting and other rights of the Pledgor on account of the Pledged Collateral; provided that at all times when and as required by this Agreement, amounts distributable or payable to the Pledgor under the Pledged Documents that are required under this Agreement to be paid to the Trustee thereunder shall be remitted directly to the Trustee to be applied in accordance with the terms of this Agreement; and provided further that this Section 9 is in all respects subject to Section 10 hereof.

10. Notice From Trustee. Each OFS Company agrees that, in accordance with Section 4(a), upon written notice from the Trustee that there has occurred and is continuing an Event of Default, all payments and distributions in respect of the Pledged Collateral shall be remitted directly to the Trustee (or as the Trustee shall otherwise direct in such notice) until the earlier to occur of (i) the cure or waiver of such Event of Default in accordance with the Loan Agreement or (ii) the Collection Date. The Pledgor hereby irrevocably directs each OFS Company to make payment directly to the Trustee (or as the Trustee shall otherwise direct) pursuant to any such written notice, and agrees that the OFS Companies shall not have any liability to the Pledgor for honoring any such written notice from the Trustee, whether or not the Pledgor may claim, or subsequently establish, that, in respect of the Pledgor, the Trustee was not entitled to give such notice.

11. No Liability; Information; Admission; Amendments.

(a) Each OFS Company (i) acknowledges and agrees that as a consequence of any term or provision of this Agreement or of any security agreement, neither the Trustee nor any other Secured Party has assumed, and that neither the Trustee nor any other Secured Party shall assume, or be deemed to have assumed, any obligation or liability of such OFS Company, whether arising under any Pledged Documents or under any other agreement, or under applicable law, and whether to any creditor of such OFS Company or to any other Person, and (ii) agrees that neither the Trustee nor any other Secured Party shall, by virtue of the possession or exercise of any rights hereunder, be obligated as a member in such OFS Company to such OFS Company, or any creditor of such OFS Company, or to any other Person, for any contribution of cash or other property, or in respect of any liability of such OFS Company or member of such OFS Company (whether by way of indemnity, contribution or otherwise), or to provide any credit to such OFS Company or any accommodation thereof (unless and until the Trustee or any such Secured Party or other Person is admitted as a member of such OFS Company, in which case such obligations, if any, in respect of such OFS Company shall arise upon such terms and conditions as shall be applicable pursuant to the then effective Pledged Documents and/or pursuant to such other instruments and agreements as shall be executed by the Trustee or such other Secured Party or other Person in connection with its becoming a member thereof).

(b) Each OFS Company agrees that:

(i) the Trustee shall receive copies of all amendments to the Pledged Documents;

(ii) upon the occurrence and during the continuation of an Event of Default, the Trustee, on behalf of the Secured Parties, shall have, in addition to and not in limitation of the rights under the preceding clause (i), all rights to information pertaining to such OFS Company and its members as would be provided to a member of a limited liability company under applicable law in circumstances under which the governing limited liability company agreement, as amended as of the date hereof, is silent as to such rights; and

(iii) without the prior written consent of the Trustee hereunder, (A) no new equity security or interest in such OFS Company having any equity feature shall be created and (B) no other action shall be taken or any event or circumstance suffered to take place (unless permitted by the Loan Agreement) if such action, event, or circumstance referred to in this clause (B) would be reasonably likely to have a dilutive effect on the interest of the Pledgor in such OFS Company.

12. Facilitation of Benefits. Each OFS Company further agrees to facilitate the ability of the Trustee for the benefit of the Secured Parties to realize upon the Pledged Collateral in accordance with this Agreement in an expeditious manner.

13. [RESERVED].

14. Attorney in Fact. The Pledgor and each OFS Company hereby appoint the Trustee the attorney-in-fact of the Pledgor and such OFS Company, respectively (which power of attorney shall be exercised only during such time as the Trustee is permitted to take any related action under and in accordance with this Agreement) for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Trustee may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, only during such time as the Trustee is expressly permitted to take the related action in accordance with this Agreement, shall the Trustee have the right, with full power of substitution either in the Trustee’s name or in the name of the Pledgor or any OFS Company, to execute, acknowledge, deliver, and record or file all documents, instruments, agreements, financing statements and schedules or exhibits thereto in order to preserve and perfect the security interest granted hereunder, to exercise all rights and privileges to the same extent the Pledgor shall have been entitled under the Pledged Documents and in accordance with applicable law, including without limitation, after notice to the Pledgor, all voting rights of the Pledgor as the sole member of each OFS Company, and to ask for, demand, sue for, collect, receive, receipt and give acquittance for any and all monies due or to become due under and by virtue of any of the Pledged Collateral, to endorse checks, drafts, orders and other instruments for the payment of money payable to the Pledgor representing any distribution or other amount payable in respect of the Pledged Collateral or any part thereof or on account thereof and to give full discharge for the same, to settle, compromise, prosecute or defend any action, claim or proceeding with respect thereto, and to sell, assign, endorse, pledge, transfer and make any agreement respecting, or otherwise deal with, the same; provided, however, that nothing contained in this Agreement shall be construed as requiring or obligating the Trustee to make any payment to any party in respect of the Pledged Collateral, or to make any inquiry as to the nature or sufficiency of any payment received by the Trustee, or to present or file any claim or notice, or to take any action with respect to the Pledged Collateral (or any other collateral for or any guarantee in respect of any of the Obligations) or any part thereof or the monies due or to become due in respect thereof or any property covered thereby, or to extend any credit or accommodation thereof to any party, and no action taken by the Trustee or omitted to be taken with respect to the Pledged Collateral (or any other collateral for any of the Obligations) or any part thereof in accordance with this Agreement shall give rise to any defense, counterclaim or offset in favor of an OFS Company or the Pledgor or to any claim or action against the Trustee, in the absence of the gross negligence or willful misconduct of the Trustee. The Pledgor’s and each OFS Company’s appointment of the Trustee as attorney-in-fact, and the Trustee’s right to execute, acknowledge, perform, deliver, record, or file documents, (including the making of UCC financing statement filings without the signature of the Pledgor) and to endorse checks, drafts, orders and other instruments for the payment of money payable to the Pledgor representing any distribution or other amount payable in respect of the Pledged Collateral or any part thereof or on account thereof, shall commence on the date hereof (which power of attorney shall be exercised only during such time as the Trustee is expressly permitted to take the related action in accordance with this Agreement).

15. No Obligation of Trustee. The powers conferred on the Trustee hereunder are solely to protect its interest in the Pledged Collateral and shall not impose any duty upon it to exercise any such powers. The Trustee may, in its sole and absolute discretion, but with no obligation whatsoever to do so, expend or invest monies to cure a default by the Pledgor as the sole member of each OFS Company or otherwise protect the Pledged Collateral. Except for the exercise of reasonable care in the custody of any Pledged Collateral in its possession and the accounting for monies actually received by it hereunder, the Trustee shall have no duty as to any Pledged Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Pledged Collateral. The Trustee shall be entitled to all of the protections, privileges, limitations on liability, rights of reimbursement and indemnities that the Trustee is entitled to under the Loan Agreement in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, the Controlling Lender shall have the right to direct the Trustee with respect to exercising any trust, right, remedy or power conferred on the Trustee in this Agreement, and, except as expressly provided for herein, the Trustee shall have no obligation to take any action, and shall incur no liability for failure to take any action, under this Agreement or exercise and trust, right, remedy or power until such time as it receives direction from the Controlling Lender.

16. Cumulative Remedies. All rights and remedies of the Trustee hereunder are cumulative and are not exclusive of any other rights or remedies provided by law or otherwise.

17. Securities Act and Related Matters. The Pledgor understands and acknowledges that compliance with certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, might very strictly limit the course of conduct of the Trustee if the Trustee were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same (including, without limitation, to limit purchasers to those who agree to acquire the Pledged Collateral for their own account, for investment and not with a view to the resale or distribution thereof). The Pledgor acknowledges that any such sales may be at prices and on terms less favorable to the Trustee than might be achieved through a public sale without restrictions (including in a public offering through a registration statement) and the Pledgor agrees that any such private sale made in accordance with all applicable laws shall be deemed to have been made in a commercially reasonable manner notwithstanding the failure to effect such registration (whether or not available unless required under applicable law) or otherwise offer the Pledged Collateral at a public sale. The Pledgor confirms that, subject to the requirements of Section 6 hereof, the Trustee shall have sole and absolute discretion in determining the type and conduct of all public and private sales of the Pledged Collateral (or any part thereof), in any manner and under any circumstances the Trustee may choose; and the Pledgor clearly understands that neither the Trustee nor any agent of the Trustee is to have any such general duty or obligation to the Pledgor, and the Pledgor will not attempt to hold the Trustee or any agent of the Trustee responsible for the sale of all or any part of the Pledged Collateral at an inadequate price, even if the Trustee shall accept the first offer received or fail to approach more than one possible purchaser. Without limiting the generality of the foregoing, the provisions of this Section would apply if, for example, the Trustee were to place, in accordance with all applicable laws, all or any part of the Pledged Collateral for private placement by an investment banking firm, or if such investment banking firm purchased all or any part of the Pledged Collateral for its own account, or if the Trustee placed all or any part of the Pledged Collateral privately with a purchaser or purchasers (including a customer of the Trustee). The provisions of this Section will apply notwithstanding the existence of a public or private market upon which the quotations of sales prices may exceed substantially the price at which the Trustee sells.

18. Further Waivers. The Pledgor hereby waives presentment, demand, and protest (to the fullest extent permitted by applicable law) of any kind in connection with this Agreement or any Pledged Collateral. Except notices which are expressly provided for herein or in any other Transaction Document, the Pledgor hereby waives notice (to the fullest extent permitted by applicable law) of any kind in connection with this Agreement. To the fullest extent permitted by applicable law, the Pledgor hereby further waives any claims of any nature whatsoever against the Trustee (and its directors, shareholders or controlling persons, officers, employees, agents, nominees, counsel and each of them) arising out of or related to the sale or transfer of the Pledged Collateral in accordance with this Agreement and applicable law, notwithstanding that such sale or transfer occurred at such time or in such a manner as to directly or indirectly decrease the purchase price required to be paid for the Pledged Collateral, other than any claims arising out of or related to the gross negligence or willful misconduct of the Trustee (or its directors, shareholders or controlling persons, officers, employees, agents, nominees or counsel).

19. Termination and Release. This Agreement and the security interest in the Pledged Collateral created hereby shall terminate on the Collection Date simultaneously with receipt of the payoff amount specified in Section 8.2(b) of the Loan Agreement, at which time the Trustee shall reassign and deliver to the Pledgor or to such Person or Persons as the Pledgor shall designate (subject to any provision of the law, or as a court of competent jurisdiction may otherwise direct), against receipt, such of the Pledged Collateral (if any) as shall not have been sold or otherwise applied by the Trustee pursuant to the terms hereof and shall still be held by it hereunder, together with appropriate instruments of reassignment and release; provided, however, that all indemnities of the Pledgor and obligations to reimburse expenses to the Trustee contained in this Agreement shall survive, and remain operative and in full force and effect regardless of, the termination of this Agreement. Any such reassignment shall be without recourse to or representation or warranty by the Trustee and solely at the expense of the Pledgor. The Trustee will release the security interest hereunder in any Pledged Collateral as to which such release is required by the terms of, and in the manner provided by, the Loan Agreement. Notwithstanding the foregoing, the pledge of the membership interests in OFS Funding shall be released on the one-year anniversary of the date upon which all of the loans participated to OFS Capital on the Closing Date pursuant to the Closing Date Participation Agreement shall have been assigned to the Borrower according to the books and records of the agent on each such underlying loan and, on such date, the obligations of OFS Funding and any obligation of the Pledgor hereunder in respect of OFS Funding shall terminate and shall not hereafter revive.

20. [RESERVED].

21. Amendments; Waivers. No failure on the part of the Trustee to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by the Trustee preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Pledgor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee. Any such waiver, consent or approval shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Pledgor in any case shall entitle the Pledgor to any other or further notice or demand in the same, similar or other circumstances except as expressly required by this Agreement or any other Transaction Document. No waiver by the Trustee of any breach or default of or by the Pledgor under this Agreement shall be deemed a waiver of any other previous breach or default or any thereafter occurring.

22. Reliance; Survival; Severability. (a) All covenants, agreements, representations and warranties made by the Pledgor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Transaction Document shall be considered to have been relied upon by the Trustee and the Secured Parties and shall survive the making of the Advance, regardless of any investigation made by the Trustee or any Secured Party or on its behalf, and (except for any representations or warranties made as of a specific date) shall continue in full force and effect as long as the Loan Agreement is in effect or the principal of or any accrued interest on any Advance or any other fee or amount payable under this Agreement or any other Transaction Document is outstanding and unpaid.

(b) Any provision of this Agreement that is illegal, invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without invalidating the remaining provisions hereof or affecting the legality, validity or enforceability of such provisions in any other jurisdiction. The parties hereto agree to negotiate in good faith to replace any illegal, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that, to the extent possible, will preserve the lien and security interest in the Pledged Collateral of the Trustee for the benefit of the Secured Parties and the other rights of the Trustee pursuant to this Agreement, or to otherwise amend this Agreement to achieve such result.

23. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Pledgor or the Trustee that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns. The Pledgor may not assign or transfer any of its rights or obligations hereunder or any interest herein or in the Pledged Collateral except as expressly contemplated by this Agreement or the other Transaction Documents (and any such attempted assignment shall be void).

24. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

25. Headings. Any Section headings in this Agreement are for convenience only and shall not affect the construction hereof.

26. Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by facsimile copy) and mailed, e mailed, faxed, transmitted or delivered, as to each party hereto, at its address set forth on Annex A to the Loan Agreement or at such other address as shall be designated by such party in a written notice to the other parties hereto. A copy of every notice or other communication provided for hereunder by any party shall be given contemporaneously to the Administrative Agent at its address set forth in Annex A to the Loan Agreement.

All such notices and communications shall be effective, upon receipt, or in the case of (a) notice by mail, five (5) days after being deposited in the United States mail, first class postage prepaid, (b) notice by e mail, when verbal or electronic communication of receipt is obtained, or (c) notice by facsimile copy, when verbal communication of receipt is obtained.

27. Expenses; Indemnification. (a) The Pledgor agrees to pay all reasonable expenses incurred by Trustee (including the reasonable fees, charges and disbursements of any counsel for the Trustee) in connection with the enforcement or protection of its rights and remedies under or in connection with this Agreement, including its rights under this Section.

(b) Without limitation of its indemnification obligations under the other Transaction Documents, the Pledgor agrees to indemnify the Trustee, the other Secured Parties, and their respective officers, directors, employees, agents, and advisors (all of the foregoing, collectively, the “Indemnitees”) against, and hold each of them harmless from, any and all actual losses, claims, actual damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any of them arising out of, in connection with, or as a result of, the execution, delivery or performance of this Agreement or any claim, litigation, investigation or proceeding relating hereto or to the Pledged Collateral, whether or not any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Any amounts payable as provided hereunder shall be obligations of the Pledgor and secured hereby. The provisions of this Section 27 shall remain operative and in full force and effect regardless of the termination of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Transaction Document or any investigation made by or on behalf of the Trustee. All amounts due under this Section 27 shall be payable on written demand therefor and shall bear interest at the default rate (as provided in the Loan Agreement).

28. Counterparts. This Agreement may be executed in separate counterparts (telecopy of any executed counterpart having the same effect as manual delivery thereof), each of which shall constitute an original, but all of which, when taken together, shall constitute but one Agreement.

29. Integration; Submission to Jurisdiction; Consent to Service. (a) Except as expressly herein provided, this Agreement and the other Transaction Documents, along with any agreements or letters (including fee letters) executed in connection therewith constitute the entire agreement among the parties relating to the subject matter hereof. Any previous agreement among the parties with respect to the transactions contemplated hereunder is superseded by this Agreement, the other Transaction Documents and any other agreements or letters (including fee letters) executed in connection therewith. Except as expressly provided herein or in the other Transaction Documents and any other agreements or letters (including fee letters) executed in connection therewith, nothing in this Agreement or in any other Transaction Document and any other agreements or letters (including fee letters) executed in connection therewith, expressed or implied, is intended to confer upon any party, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement or such other Transaction Documents or such other agreements or letters (including fee letters) executed in connection therewith.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York,

and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Trustee may otherwise have to bring any action or proceeding relating to this Agreement against the Pledgor or its properties in the courts of any jurisdiction.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in the preceding paragraph. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 26. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

30. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 30.

31. Injunctive Relief. The parties hereto agree that certain of the rights of the Trustee hereunder are of a nature such that an action for damages in connection with the breach thereof by the Pledgor or any OFS Company would not provide an adequate remedy for the Trustee, and the Pledgor and each OFS Company agrees that the Trustee shall be entitled to injunctive relief and specific performance in the case of a breach or attempted breach of any of the provisions hereof.

32. Limited Recourse. Notwithstanding any other provision of this Agreement, each of the parties hereto hereby agrees that any obligations of the Pledgor and each OFS Company under this Agreement are limited recourse obligations of such Person, payable solely from the Pledged Collateral in accordance with the terms of this Agreement, and following realization of the Pledged Collateral, all obligations of the Pledgor and each OFS Company under this Agreement and any claims of a party hereto shall be extinguished and shall not thereafter revive. The provisions of this Section 32 shall survive the termination of this Agreement.

33. Non-Petition. Each party hereto agrees that it shall not file, or join in the filing of, any petition in bankruptcy, reorganization, arrangement, receivership, insolvency or liquidation proceedings or similar proceedings under any applicable law against any OFS Company for the nonpayment of any amounts due hereunder until the payment in full of the Loans made under the Loan Agreement and the expiration of a period equal to the applicable preference period under the Bankruptcy Code plus ten (10) days following said payment. The provisions of this Section 33 shall survive termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers as of the day and year first above written.

Address:	PLEDGOR:

2850 West Golf Road	OFS CAPITAL, LLC
5th Floor
Rolling Meadows, Illinois 60008	By: Orchard First Source Asset Management, LLC, its
Attention: Jeff A. Cerny	Manager
Telephone No.: (847) 734-7905	By: Orchard First Source Capital, Inc., its Managing
Telecopy No.: (847) 840-0982	Member
Email: JCerny@ofscapital.com

By:	/s/ Glenn R. Pittson
Name: Glenn R. Pittson
Title: President

Address:	BORROWER:

2850 West Golf Road	OFS CAPITAL WM, LLC
5th Floor	By: OFS Capital, LLC, its Administrative Manager
Rolling Meadows, Illinois 60008	By: Orchard First Source Asset Management, LLC, its
Attention: Jeff A. Cerny	Manager
Telephone No.: (847) 734-7905	By: Orchard First Source Capital, Inc., its Managing
Telecopy No.: (847) 840-0982	Member
Email: JCerny@ofscapital.com

By:	/s/ Glenn R. Pittson
Name: Glenn R. Pittson
Title: President

Address:	OFS FUNDING:

2850 West Golf Road	OFS FUNDING, LLC
5th Floor	By: OFS Capital, LLC, its Designated Manager
Rolling Meadows, Illinois 60008	By: Orchard First Source Asset Management, LLC, its
Attention: Jeff A. Cerny	Manager
Telephone No.: (847) 734-7905	By: Orchard First Source Capital, Inc., its Managing
Telecopy No.: (847) 840-0982	Member
Email: JCerny@ofscapital.com

By:	/s/ Glenn R. Pittson
Name: Glenn R. Pittson
Title: President

Address:	WELLS FARGO DELAWARE TRUST COMPANY, N.A., as Trustee

Wells Fargo Delaware Trust Company, N.A.
919 N. Market St., Suite 1600	By:	/s/ Patrick F. Gallagher
Wilmington, DE 19801		Name: Patrick F. Gallagher
Attn: Patrick F. Gallagher		Title: Assistant Vice President
Fax: (302) 575-2006
Phone: (302) 575-2009
Email: Patrick.F.Gallagher@wellsfargo.com

with a copy to:

Wells Fargo Bank, N.A.
9062 Old Annapolis Rd.
Columbia, MD 21045
Attn: CDO Trust Services – OFS Capital WM, LLC
Fax: (410) 715-3748
Phone: (410) 884-2000